EXHIBIT 10.1

LONG TERM INCENTIVE PLAN UNIT AWARD AGREEMENT

ELLINGTON FINANCIAL LLC

INCENTIVE PLAN FOR INDIVIDUALS

(Lisa Mumford)

2,400 units

December 12, 2011

This Long Term Incentive Plan Unit Award Agreement (this “Award Agreement”), dated as of December 12, 2011 (the “Date of Grant”), is made by and between Ellington Financial LLC, a Delaware limited liability company (the “Company”) and Lisa Mumford (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company Incentive Plan for Individuals (the “Plan”), attached hereto as Exhibit A and the Operating Agreement of the Company, as may be amended from time to time (the “LLC Agreement”), attached hereto as Exhibit B. Where the context permits, references to the Company shall include any successor to the Company.

1.	Grant of Restricted Profits Interest Units. The Company hereby grants to the Participant an award of 2,400 LTIP Units, subject to all of the terms and conditions of this Award Agreement, the LLC Agreement and the Plan.

2.	Lapse of Restrictions.

(a)	Vesting and Forfeiture. Subject to the provisions set forth below and to the extent the Participant continues to provide services to the Company through December 31, 2012 (the “Vesting Date”), the restrictions on transfer set forth in Section 2(b) hereof shall lapse on the Vesting Date. If a Forfeiture Event occurs before a Vesting Date, the LTIP Units granted hereunder shall immediately expire as of the date the Participant ceases to perform such services and the Participant shall (i) not be entitled to any allocations, distributions, payments or benefits of any kind with respect to such LTIP Units as of such cessation date and (ii) forfeit any capital account that is associated with the LTIP Units as of such cessation date. A “Forfeiture Event” occurs if (i) Participant gives notice of the intention to resign her position as Chief Financial Officer of the Company, or (ii) a “For Cause Event” (as defined in Participant’s employment agreement with the Company, Ellington Financial Management LLC (the “Manager”), or any affiliate of the Manager as applicable) occurs or the Company becomes aware that a For Cause Event occurred.

(b)	Restrictions. Until the restrictions on transfer of the LTIP Units lapse as provided in Section 2(a) above, and except as otherwise provided in the

Plan, the LLC Agreement or this Award Agreement, no direct or indirect transfer of the LTIP Units or any of the Participant’s rights with respect to the LTIP Units shall be permitted, except for transfers effectuated in connection with a change in the Company’s capital structure as described in Section 12 below. Unless the Administrator determines otherwise, upon any attempt to transfer the LTIP Units or any rights in respect of LTIP Units before the lapse of such restrictions and in violation of the terms of this Award Agreement, such LTIP Units, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

(c)	Conversion to Common Shares. To the extent provided by the LLC Agreement, upon the lapse of restrictions pursuant to Section 2(a) above, the Participant shall, at his or her option, have the right to convert all or a portion of his or her LTIP Units into Common Shares; provided, however, that the Participant may not exercise such right for less than 1,000 LTIP Units or, if the Participant holds less than 1,000 LTIP Units, all of the vested LTIP Units held by the Participant. Such conversion is conditioned on the Participant’s compliance with all applicable procedures and policies as may be required by the Board of Directors to effect such conversion. Notwithstanding the foregoing, the Board of Directors shall have the right, but not the obligation, at any time to cause a conversion of LTIP Units into Common Shares.

3.	No Obligation to Register. The Company shall be under no obligation to register the LTIP Units pursuant to the Securities Act or any other federal or state securities laws.

4.	Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the LTIP Units by any holder thereof in violation of the provisions of this Award Agreement will be valid, and the Company will not transfer any of said LTIP Units on its books, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

5.	No Voting Rights. Neither the Participant nor any successor in interest shall have any voting rights with respect to the LTIP Units except to the extent the LTIP Units are converted into Common Shares.

6.	Distributions and Allocations. Subject to Section 2(a) above, the Participant will be eligible to receive certain distributions and allocations with respect to the LTIP Units by the Company as set forth in the LLC Agreement.

7.	Investment Representations. The Participant represents and warrants to the Company that the Participant is acquiring the LTIP Units and to the extent such LTIP Units are converted into Common Shares, in each case, for the Participant’s own account and not with a view to or for sale in connection with any distribution of the LTIP Units or, as applicable, the Common Shares. The Participant acknowledges that the LTIP Units: (A) have not been and will not be registered under the Securities Act or any other applicable law of the United States; (B) have not been approved, disapproved or recommended by any U.S. federal, state or other securities commission or regulatory authority and (C) constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and cannot be resold or transferred unless they are registered under the Securities Act or an exemption from registration is available.

8.	Section 83(b) Election; Tax Withholding.

(a)	The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Award Agreement. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the LTIP Units (or, if the Participant makes an election under Section 83(b) of the Internal Revenue Code (the “Code”) in connection with such grant), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to such LTIP Units. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or check having a value equal to the minimum amount of tax required to be withheld. The Participant agrees to provide the Company with a copy of any election made pursuant to Section 83(b) of the Code within thirty (30) days of filing such election. A form of the Section 83(b) election is attached hereto as Exhibit C.

(b)	THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE. BY SIGNING THIS AWARD AGREEMENT, THE PARTICIPANT REPRESENTS THAT IT HAS REVIEWED WITH ITS OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS A WARD AGREEMENT AND THAT THE PARTICIPANT IS RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. THE PARTICIPANT UNDERSTANDS AND AGREES THAT THE PARTICIPANT (AND NOT THE COMPANY) SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS A WARD AGREEMENT.

9.	Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.	Governing Law. This Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

11.	Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the LTIP Units and this Award Agreement shall be subject to all terms and conditions of the Plan. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

12.	Changes in Capital Structure. In the event of any merger, reorganization, consolidation, recapitalization, special dividend or distribution (whether in cash, shares or other property, other than the payment of any cash distributions by the Company in the ordinary course), share split, reverse share split, spin-off or similar transaction or other change in corporate structure affecting the Common Shares of the Company or the value thereof, the LTIP Units shall be appropriately adjusted so that the value of, and the rights relating to, the LTIP Units are preserved in or impacted by such transaction in the same manner that the value of, and the rights relating to, the Common Shares are preserved in or impacted by such transaction.

13.	Section 409A Compliance. Notwithstanding anything to the contrary contained in this Award Agreement, to the extent that the Board determines that the Plan or the LTIP Units are subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace the LTIP Units in order to cause the LTIP Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

14.	Survival of Terms. This Award Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

15.	Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

16.	Agreement Not a Contract for Services. Neither the Plan, the granting of the LTIP Units, this Award Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Affiliate for any period of time or at any specific rate of compensation.

17.	Authority of the Board or Committee. As set forth in the Plan, the Board or Committee shall have full authority to interpret and construe the terms of the Plan and this Award Agreement, which determination as to any such matter of interpretation or construction shall be final, binding and conclusive.

18.	Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement. Moreover, if one or more of the provisions contained in this Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

19.	Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Participant has read and understands the terms and provisions of the Plan and this Award Agreement, and accepts the LTIP Units subject to all the terms and conditions of the Plan and this Award Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or Committee upon any questions arising under this Award Agreement.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Award Agreement on the day and year first above written.

ELLINGTON FINANCIAL LLC

By:	/s/ Laurence Penn
	Name:	Laurence Penn
	Title:	Chief Executive Officer and President

LISA MUMFORD (Participant)

Signature:		/s/ Lisa Mumford